FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-08

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITIES LLC)
At: 11/30/23 11:46:27 UTC-05:00

BANK5 2023-5YR4 - PUBLIC NEW ISSUE **LAUNCH**

$658.55MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC MORGAN STANLEY & CO. LLC BOFA SECURITIES, INC. J.P. MORGAN SECURITIES LLC
CO-MANAGERS:	ACADEMY SECURITIES, INC. DREXEL HAMILTON, LLC SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	LAUNCH
A-3	AAAsf/AAA(sf)/AAA(sf)	520.886	30.000%	4.74	37.4%	19.3%	J+148
X-A	AAAsf/AAA(sf)/NR	587.857	N/A	N/A	N/A	N/A	T+135
A-S	AAAsf/AAA(sf)/AA-(sf)	66.971	21.000%	4.95	42.2%	17.1%	J+230
B	AA-sf/AA(sf)/NR	38.136	15.875%	4.99	44.9%	16.1%	J+295
C	A-sf/A(sf)/NR	32.556	11.500%	4.99	47.3%	15.3%	J+495

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBBsf/BBB+(sf)/NR	15.849	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	15.849	9.370%	4.99	48.5%	14.9%

NON-OFFERED ELIGIBLE HORIZONTAL INTEREST

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
E-RR	BBB-sf/BBB(sf)/NR	10.195	8.000%	4.99	49.1%	14.7%
F-RR	BB+sf/BBB(sf)/NR	7.441	7.000%	4.99	49.7%	14.5%
G-RR	BB-sf/BB+(sf)/NR	11.162	5.500%	4.99	50.5%	14.3%
J-RR	B-sf/B+(sf)/NR	11.162	4.000%	4.99	51.3%	14.1%
K-RR	NR/NR/NR	29.765	0.000%	4.99	53.4%	13.5%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$744,123,334
NUMBER OF LOANS:	27
NUMBER OF PROPERTIES:	63
WA CUT-OFF LTV:	53.4%
WA BALLOON LTV:	53.4%
WA U/W NCF DSCR:	1.63x
WA U/W NOI DEBT YIELD:	13.5%
WA MORTGAGE RATE:	7.5541%
TOP TEN LOANS %:	66.5%
WA REM TERM TO MATURITY (MOS):	58
WA REM AMORTIZATION TERM (MOS):	NAP
WA SEASONING (MOS):	2

LOAN SELLERS:	MSMCH (41.5%), WFB (20.6%), BANA (18.8%), JPMCB (16.4%), WFB/JPMCB (2.7%)

TOP 3 PROPERTY TYPES:	RETAIL (41.8%), HOSPITALITY (25.0%), OFFICE (12.3%)

TOP 5 STATES:	TX (27.3%), CA (16.7%), CT (11.0%), GA (8.5%), NY (5.2%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	KEYBANK NATIONAL ASSOCIATION

DIRECTING CERTIFICATEHOLDER:	LD III Sub XV, LLC

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1: ATTACHED

PRELIM PROSPECTUS: ATTACHED

PRESALE REPORTS: AVAILABLE

ANTICIPATED PRICING: TODAY

ANTICIPATED SETTLEMENT: December 19, 2023

THIRD PARTY PASSWORDS:

BBG and Trepp:

Dealname: BANK5 2023-5YR4

Password: BANK20235YR4

Intex:

Dealname: BK5235Y4

Password: grndg791uhvisp9qz

To participate in the Conference Call, register using the link or the button below to:

Registration Link: https://www.netroadshow.com/events/login?show=64a25046&confId=58172

CONFERENCE CALLS: UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.